ASSET PURCHASE AGREEMENT

BY AND AMONG

HAMMONDS TECHNOLOGIES, LLC

AND

HAMMONDS INDUSTRIES, INC.

April 16, 2009

Exhibits

Exhibit A                      Glossary
Exhibit B                      Forms of Release

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of April 16, 2009 (this “Agreement”), is by and among Hammonds Technologies, LLC, a Texas limited liability company (the “Purchaser”), and Hammonds Industries, Inc., a Nevada corporation (including its organizational predecessors, the “Seller”).  The Purchaser, on the one hand, and the Seller, on the other hand, are each a “Party” and, collectively, they are sometimes referred to as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Seller owns all of the issued and outstanding capital stock of each of the following Subsidiary entities (collectively, the “Equity Interests”): (i) Hammonds Fuel Additives, Inc., a Texas corporation (“Hammonds Fuel”), (ii) Hammonds Technical Services, Inc., a Texas corporation (“Hammonds Technical”), (iii) Hammonds Water Treatment Systems, Inc., a Texas corporation (“Hammonds Water Treatment”) and (iv) Hammonds ODV, Inc., a Texas corporation (“Hammonds ODV,” together with Hammonds Fuel, Hammonds Technical and Hammonds Water Treatment, the “Acquired Entities”); and

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell, transfer, assign and deliver to the Purchaser, all of the assets and contract rights used by the Seller in connection with the operation of its Business, including without limitation the Equity Interests, on the terms and subject to the conditions set forth herein; and

WHEREAS, the Seller is making certain representations, warranties, covenants and indemnities herein as an inducement to Purchaser to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements stated herein, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Section 1.2 Defined Terms.  As used in this Agreement, certain words and terms have the meanings ascribed to them in the Glossary attached hereto as Exhibit A. Other capitalized terms have the meanings ascribed to them elsewhere in this Agreement.

ARTICLE II

PURCHASE, SALE AND DELIVERY

Section 2.1 Acquisition Assets.  Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined), the Seller shall sell, transfer, convey, assign and deliver to the Purchaser, and the Purchaser shall acquire and purchase from the Seller, all of the assets, properties and rights of the Seller, including without limitation all of the Seller’s right, title and interest in and to the following:

(a) all right, title and interest in, to and under all real property leases set forth on Schedule 2.1(a) (the “Assigned Leases”), and all leasehold improvements and fixtures located on the Leased Premises (the premises leased  pursuant to the Assigned Leases referred to herein as the “Leased Premises”);

(b) all of the machinery, equipment, trade fixtures, tools, furniture, computers, appliances, implements, spare parts, supplies, leasehold improvements, construction in progress and all other tangible personal property owned by the Seller, or of which the Seller has the current possession and use, on the Closing Date, including without limitation those listed on Schedule 2.1(b) hereto;

(c) all motor vehicles and rolling stock owned by the Seller on the Closing Date, including without limitation those listed on Schedule 2.1(c) hereto;

(d) all supplies, spare parts, safety equipment, maintenance supplies, other supplies used or consumed in the Business and other similar items which exist on the Closing Date, including those shown on the books and records of the Seller and the Acquired Entities, located on the Leased Premises or otherwise (collectively, the “Supplies”);

(e) all right, title and interest in, to and under all contracts (including, without limitation, all of the fee for service, operating, customer supply and other contracts of Seller), personalty leases, agreements, equipment or other lease licenses, contract awards, management agreements and building service agreements to which the Seller is a party on the Closing Date or by which any of the Acquisition Assets (as hereinafter defined) are then bound which are listed on Schedule 2.1(e) hereto (collectively, the “Assigned Contracts”);

(f) all goodwill and going concern value;

(g) all right, title and interest in all licenses, permits, applications, registrations, exemptions, notices of intent, franchises, consents, waivers, variances, authorizations, approvals and orders issued by any federal, state, municipal or other Governmental Authority (collectively, the “Assigned Permits”) relating to the Acquisition Assets or the Business, including without limitation those listed on Schedule 2.1(g) hereto;

(h) all prepaid items, deposits and other similar assets of the Seller which exist at the Closing Date, including those shown on the books and records of the Seller and the Acquired Entities;

(i) all rights and interest in, to and under the Intellectual Property, together with any goodwill associated therewith and all rights of action on account of past, present and future unauthorized use or infringement thereof;

(j) the right to use the names “Hammonds Industries”, “Hammonds Fuel Additives”, “Hammonds Technical Services” and “Hammonds ODV” and all derivations thereof;

(k) all rights under express or implied warranties from the suppliers of Seller with respect to the Acquisition Assets and the Business;

(l) all of the Books and Records of the Seller and the Acquired Entities (the “Assigned Books and Records”), excluding any Books and Records of the Seller that relate exclusively to (i) organizational or governance proceedings of the Seller, (ii) the Excluded Assets or (iii) the Excluded Liabilities;

(m) all personnel files and other materials relating to employees of the Seller who are to be offered employment by the Purchaser as contemplated by Section 7.7 hereof;

(n) all records of compliance and noncompliance with the laws, regulations, ordinances and orders applicable to the Acquisition Assets or the Business;

(o) all right, title and interest in, to and under all rights, privileges, claims, causes of action, and options relating or pertaining to the Acquisition Assets or the Business;

(p) all insurance policies relating to the Acquisition Assets, the Business and any underlying property on which the Business is or has been conducted and rights to make claims under any such current or prior insurance policies;

(q) all accounts receivable of the Seller, including, without limitation, all trade accounts receivable, notes receivable, and all rights of the Seller to payment for services rendered prior to the Closing Date, whether or not they have been earned by performance or have been written off or reserved against as a bad debt or doubtful account in any financial statements;

(r) all of the issued and outstanding Equity Interests, free and clear of all Encumbrances; and

(s) subject to the exclusions set forth in Section 2.2 hereof, all other or additional privileges, rights, interests, properties and assets of every kind and description and wherever located that are used or intended for use in connection with, or that are necessary to the continued conduct of, the Business as presently conducted.

Subject to Section 2.2 hereof, all of the assets referenced in this Section 2.1 are collectively referred to as the “Acquisition Assets”.

Section 2.2 Excluded Assets.  Notwithstanding Section 2.1 hereof, the Seller is not selling and the Purchaser is not purchasing pursuant to this Agreement any of the following, all of which shall be retained by the Seller (collectively, the “Excluded Assets”):

(a) all cash and cash equivalents of the Seller which exist at the Closing Date;

(b) all employee benefit plans (as defined in ERISA) and all other similar benefit plans, programs, arrangements and commitments (whether written or oral) of the Seller;

(c) any employment agreements between the Seller and its employees including, but not limited to, (i) the Employment Agreement, dated November 1, 2007, between Hammonds Technical and Daniel Dror, (ii) the Employment Agreement, dated April 26, 2005, between Hammonds Technical and Carl Hammonds, and (iii) the Service Agreement, dated September 1, 2007, between the Seller and Sherry Couturier; and

(d) any Subsidiaries other than the Acquired Entities.

Section 2.3 Purchase Price.  The aggregate consideration for the purchase of the Business and the Acquisition Assets and the representations, warranties, covenants and agreements referenced herein and the certificates and instruments delivered at Closing (the “Purchase Price”) shall be an amount equal to the sum of the aggregate Indebtedness owed by the Seller that is specifically described on Schedule 2.3 hereto, including but not limited to that certain Senior Promissory Note by and between the Seller and Vision Opportunity Master Fund, Ltd., dated September 23, 2008 in the principal amount of $250,000.  The Purchase Price shall be paid by the Purchaser directly to the parties listed on Schedule 2.3 hereto on the Closing Date, in cash or other immediately available funds to such account designated by such parties.

Section 2.4 Allocation Reporting.  Unless otherwise agreed in writing by Purchaser and Seller, (i) Schedule 2.4 hereto sets forth the allocations established by Purchaser and Seller of the Purchase Price (and any other items constituting consideration paid by Purchaser or received by Seller in connection with the disposition of the Acquisition Assets) among the Acquisition Assets; (ii) the allocations set forth on Schedule 2.4 hereto will be used by Purchaser and Seller as the basis for reporting asset values and other items for purposes of all required Tax Returns (including any Tax Returns required to be filed under Section 1060(b) of the Code and the Treasury Regulations thereunder); and (iii) Purchaser and Seller shall not assert, in connection with any audit or other proceeding with respect to Taxes, any asset values or other items inconsistent with the allocations set forth on Schedule 2.4 hereto.

Section 2.5 Closing.  The closing (the “Closing”) of the Transactions shall take place at the offices of Locke Lord Bissell & Liddell LLP, 600 Travis, Suite 3400, Houston, Texas, contemporaneously with the execution hereof (the “Closing Date”) and shall be effective at 11:59 p.m. (Houston, Texas time) on the Closing Date.

Section 2.6 Closing Deliveries.

(a) At the Closing, the Seller shall deliver to the Purchaser:

(i) the Acquisition Assets;

(ii) such bills of sale and other instruments of sale, transfer, conveyance, assignment and delivery covering the Acquisition Assets or any part thereof, executed by the Seller or other appropriate parties, as the Purchaser may reasonably require to assure the full and effective sale, transfer, conveyance, assignment and delivery to the Purchaser of the Acquisition Assets free and clear of any Encumbrances and rights and claims of third parties including, but not limited to, the following:

(1)	a bill of sale, general assignment and conveyance by the Seller transferring to the Purchaser good and marketable title to all of the Acquisition Assets in a form satisfactory to the Purchaser;

(2)	all documents, agreements and instruments necessary to effectuate the assignment of Equity Interests, in form and substance satisfactory to the Purchaser (the “Equity Assignment Documents”);

(3)
all documents in a form satisfactory to the Purchaser required for the assignment of the Seller’s rights under all registrations, Assigned Permits and licenses (to the extent permitted by law), equipment or motor vehicle leasing agreements, motor vehicle and rolling stock titles, rights under sales and/or purchase orders and of the Seller’s rights under all other Assigned Contracts;

(4)	originals of all of the Assigned Leases, Assigned Contracts, and Assigned Permits; and

(5)
such other instruments of transfer and assignment in respect of the Acquisition Assets as the Purchaser shall reasonably require and as shall be consistent with the terms and provisions of this Agreement.

(iii) all waivers, consents, orders, permit transfers and approvals required in connection with (i) the execution, delivery and performance of this Agreement and (ii) the assignment and transfer of the Acquisition Assets, including the Assigned Contracts, the Assigned Leases and the Assigned Permits, financial assurances and any other rights and benefits in connection with the Transactions, or necessary for the consummation of the Transactions, and all other agreements necessary for the Purchaser to conduct the Business as it is currently being conducted by the Seller, including without limitation those consents listed on Schedule 5.3 hereto in form satisfactory to the Purchaser;

(iv) documentary evidence that all Encumbrances on the Acquisition Assets have been released;

(v) evidence of termination of (1) that certain Employment Agreement, dated April 26, 2005, between Hammonds Technical and Carl Hammonds and (2) that certain Employment Agreement, dated November 1, 2007, between Hammonds Technical and Daniel Dror;

(vi) Releases by and between (1) the Purchaser and the Acquired Entities on the one hand, and each of Daniel Dror, Daniel Dror II, the Dror Family Trust, Daniel Dror II 1976 Trust, Daniel Dror II Trust of 1998, Carl Hammonds, Rick Richardson, Sherry Couturier, John Stump III, Charles Zeller, American International Industries, Inc., Vision Capital Advisors, LLC and Vision Opportunity Master Fund, Ltd., on the other hand, and (2) Carl Hammonds, Rick Richardson, and John Stump III on the one hand, and each of Daniel Dror, Daniel Dror II, the Dror Family Trust, Daniel Dror II 1976 Trust, Daniel Dror II Trust of 1998, Sherry Couturier, Charles Zeller, American International Industries, Inc., Vision Capital Advisors, LLC and Vision Opportunity Master Fund, Ltd., on the other hand, each in the  forms attached as Exhibit B hereto.

(vii) Landlord Estoppel Certificate for the Lease Agreement between Hammonds Technical and Kenneth J. Bourguignon and Dorothy J. Bourguignon;

(viii) all the Assigned Books and Records and other data relating to the Acquisition Assets and the Business;

(ix) certificates representing the capital stock of each of the Acquired Entities, duly endorsed for transfer to the Purchaser or accompanied by duly executed assignment documents, which shall transfer to the Purchaser good and valid title to the capital stock, free and clear of all Encumbrances;

(x) an assignment and assumption of the Leased Premises, executed by Seller and any other appropriate parties, as the Purchaser may reasonably require to assure the full and effective assignment to the Purchaser of the Leased Premises free and clear of all Encumbrances;

(xi) a certificate from an officer of the Seller, in a form mutually acceptable to the Parties hereto, certifying (i) the bylaws of the Seller, (ii) the resolutions of the directors and stockholders of the Seller authorizing and approving the execution and delivery of this Agreement, including the exhibits and schedules hereto, and the consummation of the Transactions and (iii) the incumbency and signatures of the officers of the Seller executing the applicable transaction documents;

(xii) certified copy of the Articles of Incorporation/Certificate of Formation (as applicable) and Certificates of Existence/Good Standing issued by the state of or organization for each of the Seller and the Acquired Entities, dated no more than five (5) days prior to the Closing Date, reflecting that the Seller and the Acquired Entities are duly organized, validly existing and in good standing;

(xiii) the resignations of all of the officers and directors of the Acquired Entities;

(xiv) such other separate instruments of sale, assignment or transfer reasonably required by Purchaser; and

(xv) such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

(b) At the Closing, the Purchaser shall deliver:

(i) to  the parties listed on Schedule 2.3, the Purchase Price set forth in Section 2.3;

(ii) to the Seller, such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

ARTICLE III

LIABILITIES AND OBLIGATIONS

Section 3.1 Liabilities not Assumed by Purchaser.  Subject to Section 3.2 hereof, the Purchaser does not assume or agree to pay, perform or discharge, and shall not be responsible for, any commitments, contracts, agreements or obligations or claims against, or liabilities of, the Seller whatsoever (and the Seller will at all times indemnify and hold the Purchaser harmless from and against any claim therefore or liability arising therefrom),  including without limitation, the following (collectively, the “Excluded Liabilities”):

(a) any Taxes which may become payable by reason of the sale and transfer of the Acquisition Assets under federal law or under the laws of any state, or may be imposed upon the Seller by reason of receipt of the Purchase Price or relief from any liability pursuant to this Agreement;

(b) any of the costs, expenses and Liabilities incurred in connection with the future operations of Seller, and the costs and expenses of the Seller incurred in negotiating, entering into and carrying out their obligations pursuant to this Agreement;

(c) except as set forth in Schedule 2.3, any Indebtedness of the Seller (including without limitation any prepayment penalties or other Liabilities relating to retiring or extinguishing any Indebtedness);

(d) any commitments arising prior to the Closing Date pursuant to the Assigned Contracts or Assigned Leases;

(e) any Taxes for which the Seller or any stockholder is liable (taking into account the provisions of Section 7.8(a) hereof);

(f) any liabilities arising out of or in connection with periods or activity prior to the Closing Date related to OSHA, EEOC, EPA or any other Governmental Authority, or the violation of any Legal Requirement;

(g) any liability or obligation (contingent or otherwise) of the Seller arising out of any claim, litigation, or proceeding threatened or pending on or before the Closing Date or any claim, litigation, or proceeding threatened or initiated after the Closing Date to the extent based on an act or omission of the Seller or any current or former officer, director, employee, agent or representative of the Seller, or the operation of the Business and/or Acquisition Assets occurring before the Closing Date, whether or not set forth on Schedule 5.8;

(h) any Environmental Claim and any claims, violations or alleged violations of Environmental Law, or conditions that could give rise to or relate to liability under Environmental Laws or similar Legal Requirements attributable or relating to the Acquisition Assets (including without limitation the operation  thereof), the Business, or the Seller, including any liability (including without limitation strict liability) or obligation arising under or relating to Environmental Laws with respect to the Leased Premises arising after the Closing Date resulting from, caused by or related to any act or omission of third party or the Seller or any current or former officer, director, employee, agent, representative, tenant or invitee of the Seller which occurred on or prior to the Closing Date, or the continuation of practices or operations with respect to the Acquisition Assets or the Leased Premises, that were occurring or in effect on or prior to the Closing Date;

(i) any commitments arising prior to the Closing Date pursuant to any Assigned Contract or Assigned Lease;

(j) any liability arising out of or in connection with the Seller’s defective performance of any Assigned Contract or Assigned Lease, or any express or implied warranty with respect to performance of any Assigned Contract or Assigned Lease prior to the Closing Date;

(k) any liability or obligation arising out of any employee benefit plan (as defined in ERISA) and all other similar benefit plans, programs, arrangements or commitments (whether written or oral) of the Seller;

(l) any contingent or unknown liability of the Seller;

(m) any amounts owed by the Seller or its Subsidiaries to American International Industries, Inc. including, but not limited to, the $250,000 bridge loan from the Seller in favor of American International Industries, Inc.;

(n) any employment agreements between the Seller and its employees including, but not limited to, (i) the Employment Agreement, dated November 1, 2007, between Hammonds Technical and Daniel Dror, (ii) the Employment Agreement, dated April 26, 2005, between Hammonds Technical and Carl Hammonds, and (iii) the Service Agreement, dated September 1, 2007, between the Seller and Sherry Couturier;

(o) any liability or obligation under or in connection with or related to the Excluded Assets, the Acquisition Assets or the Business; and

(p) any accounts payable, accrued liabilities and any other liabilities of the Seller incurred by the Seller as of the Closing Date.

Section 3.2 Assumed Liabilities.  The Purchaser assumes and agrees to pay, perform and discharge when due solely the following debts, liabilities, obligations and contracts of the Seller (collectively, the “Assumed Liabilities”):

(a) liabilities of the Seller that (i) initially occur and are attributable solely to the period after Closing in respect of the Assigned Contracts, Assigned Leases and Assigned Permits transferred and assigned to Purchaser hereunder in conformity with the provisions of such Assigned Contracts, Assigned Leases or Assigned Permits and (ii) do not relate to or arise out of any breach of any representation of the Seller hereunder or any breach or failure to perform by the Seller under such Assigned Contracts, Assigned Leases or Assigned Permits; and

(b) the accounts payable of the Acquired Entities specifically listed on Schedule 3.2(b) but only to the extent such accounts payable are proper and enforceable obligations.  The Purchaser shall have the right to apply any agreed offsets, credits or otherwise compromise such accounts payable.  This Section 3.2(b) shall not inure to the specific benefit of any creditor.

ARTICLE IV

REPRESENTATIONS AND

WARRANTIES OF PURCHASER

Except as expressly set forth in the corresponding section or subsection of the Disclosure Schedule attached hereto (the “Disclosure Schedule”), the Purchaser represents and warrants to the Seller that the statements contained in this Article IV are true and correct as of the Closing Date:

Section 4.1 Organization and Qualification.  The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Texas and has full organizational power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted.

Section 4.2 Authority; Binding Agreement.  The Purchaser has full power and authority to execute and deliver this Agreement and to consummate the Transactions.  This Agreement has been duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof by the Seller, constitutes a valid and legally binding agreement of the Purchaser and is enforceable against the Purchaser in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization or other similar laws affecting or relating to enforcement of creditors’ rights generally.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as expressly set forth in the corresponding section or subsection of the Disclosure Schedule, the Seller represents and warrants to Purchaser the statements contained in this Article V are true and correct as of the Closing Date:

Section 5.1 Organization and Qualification.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to own, lease and operate the Acquisition Assets and to carry on its business as it is now being conducted.  The Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by it makes such qualification necessary. True, accurate and complete copies of the Seller’s Organizational Documents as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Purchaser.

(b) Each of the Seller’s Subsidiaries is a corporation duly organized, valid existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its assets and to carry on its respective business as it is now being conducted.  Each of the Seller’s Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the properties owned, leased, or operated by it or the nature of the business conducted by such entity makes such qualification necessary. True, accurate and complete copies of each of the Organizational Documents of the Seller’s Subsidiaries, in each case as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to the Purchaser.

Section 5.2 Capitalization.

(a) The authorized capital stock of the Seller consists of (i) 195,000,000 shares of common stock and (ii) 5,000,000 shares of preferred stock.  There are (i) 50,223,664 shares of common stock, (ii) 8,333,333 shares of Series A Convertible Preferred Stock, (iii) 8,333,333 shares of Series B Convertible Preferred Stock and (iv) 2,102,960 shares of Series C Convertible Preferred Stock issued and outstanding, and no other shares of capital stock of the Seller are issued and outstanding.  All of the issued and outstanding shares of common stock and preferred stock were validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record by the Seller’s stockholders free and clear of any adverse claim of any other Person, including without limitation, any Encumbrances (except for Encumbrances arising under federal and state securities laws).  All dividends and other distributions declared with respect to the issued and outstanding shares of the capital stock or other equity interests of the Seller have been paid or distributed.

(b) Schedule 5.2(b) sets forth the authorized, issued and outstanding capital stock of the each of the Seller’s Subsidiaries.  Except as set forth on Schedule 5.2(b), no other shares of capital stock of the Seller’s Subsidiaries are issued and outstanding.  All of the issued and outstanding shares of capital stock of the Seller’s Subsidiaries were validly issued and are fully paid, nonassessable and free of preemptive rights and are owned beneficially and of record by the Seller free and clear of any adverse claim of any other Person, including without limitation, any Encumbrances (except for Encumbrances arising under federal and state securities laws).  All dividends and other distributions declared with respect to the issued and outstanding shares of the capital stock or other equity interests of each of the Seller’s Subsidiaries have been paid or distributed.

(c) Except as set forth on Schedule 5.2(c), there are no outstanding (i) subscriptions, options, calls, contracts, commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, debenture, instrument or other agreement obligating the Seller or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock or other equity interests of the Seller or its Subsidiaries or obligating the Seller or its Subsidiaries to grant, extend or enter into any such agreement or commitment or (ii) obligations of the Seller or its Subsidiaries to repurchase, redeem or otherwise acquire any securities referred to in clause (i) above.  There are no voting trusts, proxies or other agreements or understandings to which the Seller, its Subsidiaries or any stockholder of the Seller is a party or is bound with respect to the voting of any ownership interest of the Seller or its Subsidiaries.

Section 5.3 Authority; Non-Contravention; Approvals.

(a) The Seller has full corporate power and authority to execute and deliver this Agreement and the other documents delivered by the Seller at Closing and to consummate the Transactions.  This Agreement and the certificates, instruments and other documents delivered in connection with this Agreement have been approved by the board of directors of the Seller, and except for the required approval and adoption of this Agreement and the Transactions by the stockholders, no additional approvals or proceedings on the part of the Seller are necessary to authorize the execution and delivery of this Agreement or the consummation by the Seller of the Transactions.  This Agreement has been, and the certificates, instruments and other documents delivered in connection with this Agreement at Closing will be duly executed and delivered by the Seller, and, assuming the due authorization, execution and delivery hereof by the Purchaser, constitute a valid and legally binding agreement of the Seller, enforceable against the Seller in accordance with its terms.

(b) The execution and delivery of this Agreement and the other documents delivered by the Seller at Closing, and the consummation by the Seller of the transactions contemplated hereby and thereby, do not and will not violate or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Encumbrance upon any of the properties or assets of the Seller or its Subsidiaries under any of the terms, conditions or provisions of (i) the Organizational Documents of the Seller or its Subsidiaries, (ii) any Legal Requirement applicable to the Seller, its Subsidiaries, any of their respective property or assets or any of the Acquisition Assets, or (iii) any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which the Seller or its Subsidiaries is now a party or by which the Seller, its Subsidiaries or any of Acquisition Assets may be bound or affected.

(c) No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Seller or the consummation by the Seller of the Transactions.

Section 5.4 Affiliates.

(a) Except as set forth in Schedule 5.2(b), the Seller does not have any Subsidiaries, nor does the Seller hold any equity interest in or control (directly or indirectly, through the ownership of securities, by contract, by proxy, alone or in combination with others, or otherwise) any corporation, limited liability company, partnership, business organization or other Person.

(b) Except as set forth on Schedule 5.4(b), no Affiliate or employee of the Seller or its Subsidiaries has, directly or indirectly, engaged in any business dealings or transactions with the Seller or its Subsidiaries except business dealings or transactions inherent in the capacities of director, officer, employee or stockholder during the past three years.

Section 5.5 SEC Reports; Financial Statements; Undisclosed Liabilities.

(a) The Seller has filed with the SEC all forms, reports, statements, schedules and other documents required to be filed by it since January 1, 2006 (as amended to date, the “SEC Reports”).  The Seller has delivered or made available to the Purchaser copies of all such SEC Reports.  As of their respective dates, or, if amended, as of the date of the last such amendment, the SEC Reports complied as to form in all material respects in accordance with the then-applicable requirements of the Securities Act or the Exchange Act, as the case may be, in each case, the rules and regulations promulgated thereunder.  None of the SEC Reports, at the time they were filed, or, if amended, as of the date of such amendment, contained any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  No Subsidiary is required to file any form, report or other document with the SEC.  As of the date hereof, there are no material unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports.

(b) Each of the consolidated financial statements (collectively, and including, in each case, any notes and schedules thereto, the “Seller Financial Statements”) contained in the SEC Reports, fairly presents in all material respects the consolidated financial position of the Seller and its consolidated Subsidiaries as at the respective dates thereof and their consolidated results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein including the notes thereto, which are not expected to be significant) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-Q or Form 8-K or any successor forms under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(c) Except as set forth on Schedule 5.5(c), neither the Seller nor any of its Subsidiaries is indebted to any director or officer of the Seller or any of its Subsidiaries (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees), and no such person is indebted to the Seller or any of its Subsidiaries, and there have been no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K promulgated by the SEC.

Section 5.6 Absence of Undisclosed Liabilities.  Except as disclosed on Schedule 5.6, neither the Seller nor its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except liabilities, obligations or contingencies (i) which are accrued on or reserved against the Seller Financial Statements or fully reflected in the notes thereto, or (ii) which were incurred after February 28, 2009 (the “Balance Sheet Date”) and were incurred in the ordinary course of business and consistent with past practices.  Except as set forth on Schedule 5.6, the Seller and its Subsidiaries have no Indebtedness.

Section 5.7 Absence of Certain Changes or Events.  Except as provided on Schedule 5.7, since the Balance Sheet Date, there has not been any change, event or development which, individually or together with other such changes, events or developments, has had or could reasonably be expected to have a Material Adverse Effect on the Seller, the Business or the Acquisition Assets.  Without limiting the foregoing, except as set forth on Schedule 5.7, since the Balance Sheet Date:

(a) neither the Seller nor any Subsidiary has declared or set aside or paid any dividend or made any other distribution with respect to its outstanding securities or the Acquisition Assets, or, directly or indirectly, purchased, redeemed or otherwise acquired any of its securities;

(b) neither the Seller nor any Subsidiary has granted any increase in the compensation of its officers, directors or employees (including any increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or paid any bonuses to any officers, directors or employees;

(c) the Seller and its Subsidiaries have not adopted, entered into or amended any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

(d) the Seller and its Subsidiaries have not made any amendment to their Organizational Documents or changed the character of their respective businesses in any manner;

(e) the business of the Seller and its Subsidiaries has been conducted in the ordinary course of business consistent with past practices;

(f) there has not been any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of the Acquisition Assets in an amount exceeding $10,000 individually or $25,000 in the aggregate;

(g) there has not been any entering into, or material amendment, modification, termination (partial or complete) or granting of a waiver under or giving any consent with respect to any Assigned Contract, Assigned Lease or Assigned Permit;

(h) there has not been any event, occurrence, development or state of circumstances or facts which has had, or could reasonably be anticipated to have, individually or in the aggregate, a Material Adverse Effect;

(i) neither the Seller nor any Subsidiary has issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital stock or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance or sale of or conversion into shares of its capital stock or authorized a stock split or otherwise changed its capitalization in any manner;

(j) the Seller and its Subsidiaries have not permitted or allowed any of its assets to be subjected to any Encumbrance;

(k) there has not been any other transaction involving or development affecting the Acquisition Assets outside the ordinary course of business consistent with past practice; and

(l) the Seller and its Subsidiaries have not entered into a contract or commitment to do or engage in any of the foregoing.

Section 5.8 Litigation.  Except as described on Schedule 5.8, there are no claims, suits, actions, Environmental Claims, inspections, investigations or proceedings pending or, to the Knowledge of the Seller or any Subsidiary, threatened against, relating to or affecting the Seller or any Subsidiary before any Governmental Authority, or any mediator or arbitrator and there is no basis for the same.  Except as described in Schedule 5.8, neither the Seller nor any Subsidiary is subject to any Order.

Section 5.9 Accounts Receivable; Inventory.

(a) All accounts receivable reflected on the Seller Financial Statements represent sales actually made in the ordinary course of business and are collectible within 90 days after the applicable billing date.  The allowances for doubtful accounts reflected in the Seller Financial Statements are adequate and have been determined in accordance with GAAP.

(b) All inventory of the Seller, whether or not reflected in the Seller Financial Statements, consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Seller Financial Statements or on the accounting records of the Seller as of the Closing Date.  All inventories not written off have been priced at the lower of cost or market value.  The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Seller.

Section 5.10 No Violation of Law; Compliance with Agreements.

(a) The Seller and its Subsidiaries are not in violation of and have not been given notice or been charged with any violation of, any Legal Requirement (including, without limitation, any applicable Environmental Law).  No investigation or review by any Governmental Authority is pending or threatened, nor has any Governmental Authority indicated an intention to conduct the same.  Set forth on Schedule 5.10 are all of the Governmental Authorizations held by the Seller and its Subsidiaries on the date hereof, which constitute all of the Governmental Authorizations necessary to permit the Seller and its Subsidiaries to own, operate, use, and maintain the assets of the Seller and its Subsidiaries in compliance with all applicable Legal Requirements.  All required filings with respect to such Governmental Authorizations have been timely made and all required applications for renewal thereof have been timely filed.  All such Governmental Authorizations are in full force and effect and there are no proceedings pending or threatened that seek the revocation, cancellation, suspension, or adverse modification thereof.

(b) Neither the Seller nor any Subsidiary is in breach or violation of or in default in the performance or observance of any term or provision of, and no event has occurred which, with lapse of time or action by a third party, could result in a default under, (a) the Organizational Documents of the Seller or its Subsidiaries or (b) any contract, commitment, agreement, indenture, mortgage, loan agreement, note, lease, bond, license, approval or other instrument to which the Seller or any Subsidiary is a party or by which such entity is bound or to which any of its property is subject.

Section 5.11 Insurance.  Schedule 5.11 sets forth a list of all insurance policies owned by the Seller and its Subsidiaries or by which the Seller, any Subsidiary or any of their respective properties or assets is covered against present losses, all of which are now in full force and effect.  All policies to which the Seller and its Subsidiaries is a party (i) taken together, provide adequate insurance coverage for the assets and the operations of the Seller and its Subsidiaries for all risks normally insured against by a Person carrying on the same business or businesses as the Seller and its Subsidiaries, (ii) are sufficient for compliance with all Legal Requirements and Material Agreements (as defined in Section 5.18), and (iii) will continue in full force and effect following the consummation of the Transactions.  A summary of the loss experience under each policy for the past three (3) years has been made available to the Purchaser.  No insurance has been refused with respect to any operations, properties or assets of the Seller or its Subsidiaries nor has coverage of any insurance been limited by any insurance carrier that has carried, or received any application for, any such insurance during the last three(3) years.  No insurance carrier has denied any claims made against any of the policies listed on Schedule 5.11.

Section 5.12 Taxes.

(a) Except as set forth on Schedule 5.12,

(i) the Seller and its Subsidiaries have (x) duly and timely filed (or there has been filed on such entity’s behalf) with the appropriate taxing authorities all Tax Returns (as hereinafter defined) required to be filed by such entity on or prior to the date hereof, and (y) duly and timely paid in full or made adequate provision therefor on the Seller Financial Statements in accordance with GAAP (or there has been paid or adequate provision has been made on such entity’s behalf) for the payment of all Taxes (as hereinafter defined) for all periods ending through the date hereof (whether or not shown on any Tax Return);

(ii) all such Tax Returns filed by or on behalf of the Seller and its Subsidiaries are true, correct and complete in all respects and were prepared in substantial compliance with all applicable Legal Requirements;

(iii) the Seller and its Subsidiaries are not the beneficiary of any extension of time within which to file any Tax Return;

(iv) no claim has ever been made by any authority in a jurisdiction where the Seller or its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction;

(v) the Liabilities and reserves for Taxes reflected in the most recent balance sheet included in the Seller Financial Statements to cover all Taxes for all periods ending at or prior to the date of such balance sheet have been determined in accordance with GAAP, and there is no Liability for Taxes for any period beginning after such date other than Taxes arising in the ordinary course of business;

(vi) there are no Encumbrances for Taxes upon any property or assets of the Seller or its Subsidiaries, except for Encumbrances for Taxes not yet due and payable;

(vii) the Seller and its Subsidiaries will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (x) any change in accounting methods for a taxable period ending on or prior to the Closing Date, (y) intercompany transactions or any excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law), or (z) installment sale or open transaction disposition made on or prior to the Closing Date;

(viii) the Seller and its Subsidiaries have not received a ruling from any taxing authority or signed an agreement with any taxing authority;

(ix) the Seller and its Subsidiaries have complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, as amended or similar provisions under any foreign laws) and have, within the time and the manner prescribed by applicable Legal Requirements, withheld and paid over to the appropriate taxing authority all amounts required to be so withheld and paid over under all applicable laws in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

(x) no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Seller or its Subsidiaries, and as of the date of this Agreement neither the Seller nor any Subsidiary has received a written notice of any pending audits or proceedings;

(xi) no stockholder or director or officer (or employee responsible for Tax matters) of the Seller or its Subsidiaries expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed;

(xii) the federal income Tax Returns of the Seller and its Subsidiaries have been examined by the Internal Revenue Service ("IRS") (which examination has been completed) or the statute of limitations for the assessment of federal income Taxes of the Seller and its Subsidiaries has expired, for all periods through and including December 31, 2008, and no deficiencies were asserted as a result of such examinations which have not been resolved and fully paid;

(xiii) no adjustments or deficiencies relating to Tax Returns of the Seller and its Subsidiaries have been proposed, asserted or assessed by any taxing authority, except for such adjustments or deficiencies which have been fully paid or finally settled; and

(xiv) the Seller and its Subsidiaries have delivered to the Purchaser true, correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Seller and its Subsidiaries since December 31, 2007.

(b) Except as set forth on Schedule 5.12, (i) there are no outstanding requests, agreements, consents or waivers to extend the statute of limitations applicable to the assessment of any Taxes or deficiencies against the Seller or its Subsidiaries, and no power of attorney granted by the Seller or its Subsidiaries with respect to any Taxes is currently in force, (ii) to the best of the Seller’s Knowledge, the Seller and its Subsidiaries have disclosed on their respective federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and (iii) the Seller and its Subsidiaries are not a party to any Tax allocation or sharing agreement.

(c) Except as set forth on Schedule 5.12, (i) each affiliated group has filed all income Tax Returns that it was required to file for each taxable period during which the Seller or any Subsidiary was a member of the group, (ii) all such Tax Returns were true, correct and complete in all respects, (iii) all income Taxes owed by any affiliated group (whether or not shown on any Tax Return) have been paid for each taxable period during which the Seller or any Subsidiary was a member of the group, (iv) there is no dispute or claim concerning any income Tax Liability of any affiliated group for any taxable period during which the Seller or any Subsidiary was a member of any group either (a) claimed or raised by any authority in writing or (b) as to which the directors and officers (and employees responsible for Tax matters) of the Seller and its Subsidiaries has Knowledge based upon personal contact with any agent of such authority, and (v) no affiliated group has waived any statute of limitations in respect of any income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency for any taxable period during which the Seller or any Subsidiary was a member of the group.

(d) Except as set forth on Schedule 5.12, neither the Seller nor any of its Subsidiaries has any Liability for the Taxes of any Person other than the Seller and its Subsidiaries (i) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or non-U.S. laws), (ii) as a transferer or successor, (iii) by contract or (iv) otherwise.

(e) Neither the Seller nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation §1.6011-4(b).

Section 5.13 Employee Benefit Plans.

(a) Each Plan and each Benefit Program (as such terms are defined herein) is listed on Schedule 5.13 hereto.  No Plan or Benefit Program is or has ever been (i) covered by Title IV of ERISA, (ii) subject to the minimum funding requirements of Section 412 of the Code or (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA, nor has the Seller, its Subsidiaries, or any entity which together with the Seller or its Subsidiaries is under common control as described in Section 414 of the Code contributed to, or ever had any obligation to contribute to, any multi-employer plan.  Each Plan and Benefit Program intended to be qualified under Section 401(a) of the Code is designated as a tax qualified plan on Schedule 5.13 is so qualified.  No Plan or Benefit Program provides for any retiree health benefits for any employees or dependents of the Seller or any Subsidiary other than as required by COBRA (as hereinafter defined).  There are no claims pending with respect to, or under, any Plan or any Benefit Program, other than routine claims for benefits, and there are no disputes or litigation pending or, to the Knowledge of the Seller or any Subsidiary, threatened, with respect to any such Plans or Benefit Programs.

(b) The Seller has heretofore delivered to Purchaser true and correct copies of the following, if any:

(i) each Plan and each Benefit Program listed on Schedule 5.13, all amendments thereto as of the date hereof and all current summary plan descriptions provided to employees regarding the Plans and Benefit Programs;

(ii) each trust agreement and annuity contract (or any other funding instruments) pertaining to any of the Plans or Benefit Programs, including all amendments to such documents to the date hereof;

(iii) each management or employment contract or contract for personal services and a complete description of any understanding or commitment between the Seller or any Subsidiary on one hand, and any officer, consultant, director, employee or independent contractor of the Seller or any Subsidiary on the other hand.

(c) Each Plan and Benefit Program has been maintained and administered in compliance with its terms and in accordance with all applicable Legal Requirements. The Seller and its Subsidiaries have no commitment or obligation to establish or adopt any new or additional Plans or Benefit Programs or to increase the benefits under any existing Plan or Benefit Program.

(d) Except as set forth on Schedule 5.13, neither the execution and delivery of this Agreement, nor the consummation of the Transactions will (i) result in any payment to be made by the Seller or its Subsidiaries, including without limitation, severance, unemployment compensation, golden parachute (defined in Section 280G of the Code) or otherwise, becoming due to any employee of the Seller or any Subsidiary, or (ii) increase any benefits otherwise payable under any Plan or any Benefit Program.

Section 5.14 Employee and Labor Matters.

(a) Set forth on Schedule 5.14(a)(i) is a true and complete list dated as of January 31, 2009 of all employees of the Seller and its Subsidiaries listing the title or position held, base salary or wage rate and any bonuses, commissions, profit sharing, the Seller’s and its Subsidiaries’ vehicles, club memberships or other compensation or perquisites payable, all employee benefits received by such employees and any other material terms of any written or oral agreement with the Seller or its Subsidiaries.  Set forth on Schedule 5.14(a)(ii) is a detailed description of all health, dental, life and disability insurance plans of the Seller and its Subsidiaries and a description of the cost per employee under each such plan for individual coverage as well as for coverage of such employee’s dependents.

(b) Except as set forth on Schedule 5.14(b), neither the Seller nor its Subsidiaries is a party to or bound by any written employment agreements or commitments, other than on an at-will basis. The Seller and its Subsidiaries are in compliance with all applicable Legal Requirements respecting the employment and employment practices, terms and conditions of employment and wages and hours of its employees and are not engaged in any unfair labor practice.  All employees of the Seller and its Subsidiaries who work in the United States are lawfully authorized to work in the United States according to federal immigration laws. There is no labor strike or labor disturbance pending or, to the Knowledge of the Seller or its Subsidiaries, threatened against the Seller or its Subsidiaries with respect to the Business and, during the past three years, neither the Seller nor any Subsidiary has experienced a work stoppage.

(c) Except as set forth on Schedule 5.14(c), (i) neither the Seller nor its Subsidiaries is a party to or bound by the terms of any collective bargaining agreement or other union contract applicable to any employee of the Seller or its Subsidiaries and no such agreement or contract has been requested by any employee or group of employees of the Seller or any Subsidiary, nor has there been any discussion with respect thereto by management of the Seller or its Subsidiaries with any employees of the Seller or its Subsidiaries, (ii) neither the Seller nor any Subsidiary is aware of any union organizing activities or proceedings involving, or any pending petitions for recognition of, a labor union or association as the exclusive bargaining agent for, or where the purpose is to organize, any group or groups of employees of the Seller or its Subsidiaries, or (iii) there is not currently pending, with regard to any of its facilities, any proceeding before the National Labor Relations Board, wherein any labor organization is seeking representation of any employees of the Seller or its Subsidiaries.

Section 5.15 Environmental Matters.  Without in any manner limiting any other representations and warranties set forth in this Agreement:

(a) Neither the Seller, its Subsidiaries, nor any Business Facility is in violation of, has violated, or has been or is in non-compliance with, any Environmental Laws, including but not limited to the conduct of the business of the Seller or its Subsidiaries or the ownership, use, maintenance or operation of any Business Facilities.  There are no pending or currently proposed changes to any Environmental Laws and regulations which, when implemented or effective may affect the operations of the Business.  A list of all of the Business Facilities is set forth on Schedule 5.15(a).

(b) Without in any manner limiting the generality of (a) above:

(i) Except in compliance with Environmental Laws (including, without limitation, by obtaining necessary Environmental Permits), no Materials of Environmental Concern have been used, generated, extracted, mined, beneficiated, manufactured, stored, treated, or disposed of, or in any other way released (and no release is threatened), on, under or about any Business Facility or transferred or transported to or from any Business Facility, and no Materials of Environmental Concern have been generated, manufactured, stored or treated or disposed of, or in any other way released (and no release is threatened), on, under, about or from any property adjacent to any current Business Facility;

(ii) The Seller and its Subsidiaries are not now, and will not be in the future, as a result of the operation of the business of the Seller or its Subsidiaries or the condition of the Acquisition Assets or the Business Facilities as of the date of Closing, subject to any:  (a) contingent Liability in connection with any release or threatened release of any Materials of Environmental Concern into the environment whether on or off any Business Facility; (b) reclamation, decontamination or Remediation (as defined in Exhibit A) requirements under Environmental Laws, or any reporting requirements related thereto; or (c) consent order, compliance order or administrative order relating to or issued under any Environmental Law;

(iii) There are no Environmental Claims known, pending or threatened against the Seller, its Subsidiaries or any Business Facilities, and there is no basis for the same;

(iv) The Seller and its Subsidiaries have, and all Business Facilities have, all Environmental Permits necessary to comply with all Environmental Laws applicable to the operations of the business of the Seller and its Subsidiaries as presently conducted, and the Seller, its Subsidiaries and the Business Facilities are in compliance with all terms and conditions of such Environmental Permits.  The Seller and its Subsidiaries have timely filed applications for renewal of all Environmental Permits.  The Seller further represents and warrants that it and all of the Business Facilities have all environmental and pollution control equipment necessary to comply with all Environmental Laws (including without limitation to comply with all applicable Environmental Permits) applicable to the operation of the business of the Seller and its Subsidiaries as presently conducted.  Schedule 5.15(b) lists each such permit, license or other authorization in the possession of the Business.  There are no other such permits, licenses or other authorizations which are required by any Environmental Laws and regulations to be obtained after the Closing;

(v) Regarding all Environmental Permits for which renewal, amendment, or modification is sought or pending, no material expenditures, capital improvements, or changes in operation will be necessary as a condition or as a result of such renewal, amendment, or modification;

(vi) The Seller and its Subsidiaries have received no notice and have no Knowledge that any occupant or tenant of any current Business Facility (a) is in violation of any Environmental Law; (b) is the subject of any Environmental Claims; or (c) does not have or has not renewed any Environmental Permits applicable to its assets or operations;

(vii) There are no, nor have there ever been any, storage tanks or solid waste management units located on or under any Business Facility, and there are no Materials of Environmental Concern on any Business Facility exceeding any standard or limitation established, published or promulgated pursuant to Environmental Laws, or which would require reporting to any Governmental Authority or Remediation to comply with the Requirements of Environmental Laws;

(viii) None of the off-site locations where Materials of Environmental Concern generated from any Business Facility or for which the Seller or its Subsidiaries have arranged for their disposal, treatment or application has been nominated or identified as a facility which is subject to an existing or potential claim under Environmental Laws;

(ix) Neither the Seller nor any Subsidiary has been named as a potentially responsible party under, and no Business Facility has been nominated or identified as a facility which is subject to an existing or potential claim under CERCLA or comparable Environmental Laws, and no Business Facility is subject to any Encumbrance arising under Environmental Laws;

(x) Neither the Seller nor any Subsidiary has received any notice of any release or threatened release of Materials of Environmental Concern, or of any violation of, noncompliance with, or remedial obligation under, Environmental Laws or Environmental Permits, relating to the ownership, use, maintenance, operation of any Business Facility or in connection with the business of the Seller or its Subsidiaries, nor is there any basis for any of the foregoing, nor have the Seller or any Subsidiary voluntarily undertaken Remediation or other decontamination or cleanup of any facility or site or entered into any agreement for the payment of costs associated with such activity;

(xi) There are no Requirements of Environmental Laws that will require future compliance costs on the part of the Seller or its Subsidiaries in excess of $10,000 above costs currently expended in the ordinary course of business;

(xii) There are no present or past events, conditions, circumstances, activities, practices, incidents, actions or plans which may interfere with or prevent continued compliance by the Seller or its Subsidiaries with Environmental Laws or which may give rise to any common law or statutory Liability under Environmental Laws or form the basis of an Environmental Claim against the Seller or its Subsidiaries relating to the ownership, use, maintenance or operation of any Business Facility by the Seller or its Subsidiaries or in connection with the conduct of the business of the Seller or its Subsidiaries;

(xiii) There are no obligations, undertakings or liabilities arising out of or relating to Environmental Laws which the Seller or its Subsidiaries have agreed to, assumed or retained, by contract or otherwise;

(xiv) The Seller and its Subsidiaries have filed all notices, notifications, financial security, waste managements plans, or applications which are required to be obtained or filed by the Seller or its Subsidiaries for the operation of their respective businesses or the use or operation of any Business Facility;

(xv) The Seller, its Subsidiaries and all Business Facilities are in compliance with all other applicable limitations, restrictions, conditions, schedules and timetables contained in Environmental Laws or contained in any plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder; and

(xvi) No current Business Facility (or equipment thereon) contains any asbestos containing materials or polychlorinated biphenyls in any form nor any wetland areas or other land subject to restricted development under Environmental Laws.

For purposes of this Section, the “Seller” shall include any entity which is, in whole or in part, a predecessor of the Seller and all of its present and former Subsidiaries and their predecessors.

Section 5.16 Non-Competition Agreements.  Neither the Seller nor its Subsidiaries is a party to any agreement which purports to restrict or prohibit any such entity from, directly or indirectly, engaging in any business.  None of the Seller’s or its Subsidiaries’ stockholders, officers, directors, or key employees is a party to any agreement which, by virtue of such person’s relationship with the Seller or its Subsidiaries, restricts the Seller or any Subsidiary of the Seller from, directly or indirectly, engaging in any business.

Section 5.17 Title to Assets.  The Seller and its Subsidiaries have good and marketable title to all their respective assets and valid leasehold interests in their respective leased assets and properties, as reflected in the most recent balance sheet included in the Seller Financial Statements, except for properties and assets that have been disposed of in the ordinary course of business since the date of the latest balance sheet included therein, free and clear of all Encumbrances, except (i) Encumbrances with respect to current taxes, payments of which are not yet delinquent and (ii) any Encumbrance securing any debt or obligation described on Schedule 5.17 which is expressly referenced as being secured.

Section 5.18 Contracts, Agreements, Plans and Commitments.

(a) Schedule 5.18 sets forth a complete list of all material written and oral contracts, agreements, plans and commitments to which the Seller or any Subsidiary is a party or by which the Seller, any Subsidiary or any of the Acquisition Assets are bound, including without limitation the following (collectively, the “Material Agreements”):

(i) each contract, agreement, or commitment, whether in the ordinary course of business or not, and specifically including management agreements, which involves performance of services by or for the delivery of goods by or to, or capital expenditures by the Seller;

(ii) any indenture, loan agreement or note under which the Seller or any Subsidiary has outstanding Indebtedness, obligations or liabilities for borrowed money;

(iii) any lease or sublease for the use or occupancy of real property;

(iv) any agreement that restricts the right of the Seller or its Subsidiaries to engage in any type of business or compete with any Person or prohibiting or limiting the ability of any Person to compete with such Seller or Subsidiary;

(v) any guarantee, direct or indirect, by any person of any contract, lease or agreement entered into by the Seller or any Subsidiary;

(vi) any partnership, joint venture or construction and operation agreement;

(vii) any agreement of surety, guarantee or indemnification with respect to which the Seller or any Subsidiary is the obligor, outside of the ordinary course of business;

(viii) any contract that requires the Seller or its Subsidiaries to pay for goods or services substantially in excess of its estimated needs for such items or the fair market value of such items;

(ix) any contract or agreement between the Seller or any Subsidiary, on one hand, and any Affiliate of the Seller or any Subsidiary on the other hand;

(x) any contract, agreement, agreed order or consent agreement that requires the Seller or any Subsidiary to take any actions or incur expenses to remedy non-compliance with any Environmental Law; and

(xi) any other contract material to the Seller, its Subsidiaries or their respective businesses.

(b) True, correct and complete copies of each of the Material Agreements have been delivered to or made available for inspection by Purchaser. All such Material Agreements (i) were duly and validly executed and delivered by the Seller or its Subsidiaries, as the case may be, and the other parties thereto, (ii) are valid and in full force and effect and (iii) are enforceable against the Seller or Subsidiary that is a party thereto and the other parties to such Material Agreements in accordance with their terms.  The Seller and its Subsidiaries have fulfilled all material obligations required of such party under each Material Agreement to have been performed by it prior to the date hereof, including timely paying all interest on its debt as such interest has become due and payable.  Except as set forth on Schedule 5.18, no event of default or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default exists or, upon the consummation by the Seller of the Transactions, will exist under any contract, indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Seller or its Subsidiaries is a party or by which the Seller or its Subsidiaries is bound or to which any of the properties, assets or operations of the Seller or its Subsidiaries is subject.

(c) There are no renegotiations of, or attempts to renegotiate, or outstanding rights to renegotiate, any material amounts paid or payable to the Seller or its Subsidiaries under current or completed contracts, agreements, or commitments with any person or entity having the contractual or statutory right to demand or require such renegotiation.  No such person or entity has made written demand for such renegotiation.

(d) The consummation of the Transactions and the assignment of the Assigned Contracts will vest in the Purchaser all rights and benefits under the contracts, commitments, plans and agreements and the right to operate the Seller’s and its Subsidiaries’ businesses and assets under the terms of the contracts, commitments, plans and agreements in the manner currently operated and used by the Seller and its Subsidiaries.

Section 5.19 Leased Properties.

(a) Schedule 5.19 hereto sets forth a list and summary description (including property location, parties and annual rental payments) of all leases, subleases, management agreements and other agreements as part of or related to the Business under which the Seller or any Subsidiary is a lessor or lessee of, or uses or occupies or allows the use or occupancy of, any real property, including but not limited to the Assigned Leases.  All such leases, subleases and other agreements are valid and subsisting and in full force and effect, enforceable against each Seller or Subsidiary that is a party thereto in accordance with their terms.  True, correct and complete copies of all of the Assigned Leases, and all amendments thereto and assignments thereof have been delivered to the Purchaser and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, amendments or assignments, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Seller or any Subsidiary, or by or on behalf of any third party.  Each of the Assigned Leases constitute the entire agreement between Seller or its Subsidiary, as the case may be, and the respective landlord thereunder with respect to the Leased Premises covered thereby.  No deposits or prepayments have been made by the Seller or any Subsidiary in connection with any Assigned Lease.

(b) The leased property listed on Schedule 5.19, including the leased property under the Assigned Leases (i) has full and free access to and from highways, streets and roads and there is no proceeding pending or, to the Knowledge of the Seller or any Subsidiary, threatened that could result in the termination of or material limitations on such access (ii) is connected to and serviced by utilities and public services all of which are adequate for the use of the real property listed thereon as the Business is currently, and proposed to be, conducted and (iii) is zoned, platted and permitted for use in the manner in which it is currently being and proposed to be used.  There are no pending or, to the Knowledge of the Seller or any Subsidiary, threatened, condemnation proceedings, lawsuits or administrative actions relating to the Leased Premises covered by the Assigned Leases.  The buildings and improvements located on the Leased Premises and any uses thereof are not in violation of applicable Legal Requirements, setback requirements, zoning laws and ordinances or deed restrictions, and do not encroach on any easement that may burden the Leased Premises.  The Seller and its Subsidiaries have not experienced during the two years preceding the date hereof any material interruption in the delivery of adequate quantities of any utilities (including without limitation electricity, natural gas, potable water, water for cooling or similar purposes and fuel oil) or other public services (including without limitation sanitary and industrial sewer service) required in the operation of the Business during such period and no such material interruption is, to the Knowledge of the Seller or any Subsidiary, threatened. All leases under which the Seller or its Subsidiaries lease any real property have been delivered to Purchaser and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default by or on behalf of the Seller or its Subsidiaries, or by or on behalf of any third party.

Section 5.20 Supplies.  The Supplies of the Seller and its Subsidiaries are of a quantity and quality that have been normal for the Seller and its Subsidiaries in the ordinary course of business of the Seller and its Subsidiaries and are owned by the Seller and its Subsidiaries free and clear of any Encumbrances.

Section 5.21 Brokers and Finders.  Neither the Seller nor its Subsidiaries have entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of the Seller or its Subsidiaries to pay any finder’s fees, brokerage or agent commissions or other like payments in connection with the Transactions.  There is no claim for payment by the Seller or its Subsidiaries of any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the Transactions.

Section 5.22 Intellectual Property.  Set forth on Schedule 5.22 is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Seller or its Subsidiaries) with respect to any of the foregoing (collectively, “Registered Intellectual Property”), owned by the Seller or its Subsidiaries or with respect to which the Seller or its Subsidiaries has any rights. The Seller or its Subsidiaries have rights to use, whether through ownership, licensing or otherwise, all  Registered Intellectual Property and other Intellectual Property used by the Seller or its Subsidiaries or necessary in connection with the operation of the Seller’s or its Subsidiaries’ respective businesses, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person, and neither the Seller nor any Subsidiary is obligated to pay any royalty or other consideration to any Person in connection with the use of any such Intellectual Property.  No other Person is infringing the rights of the Seller or its Subsidiaries in any of its Intellectual Property.  Nether the Seller nor its Subsidiaries have entered into any agreement to indemnify any other party against any charge of infringement of the Intellectual Property.  The Seller and its Subsidiaries have not and do not violate or infringe any intellectual property rights of any other Person with respect to the Intellectual Property or otherwise, and the Seller and its Subsidiaries have not received any communication alleging that the Seller or any Subsidiary violates or infringes and intellectual property rights of any other Person.  Neither the Seller nor any Subsidiary have been sued for infringing any intellectual property rights of any other Person.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Knowledge of the Seller or any Subsidiary, threatened, that challenges the rights of the Seller or its Subsidiaries with respect to any Intellectual Property, or that claims that any default exists with respect to any Intellectual Property.  None of the Intellectual Property is subject to any outstanding Order.

Section 5.23 Relationships.  Since June 30, 2008, neither the Seller nor its Subsidiaries have received notice from any customer, supplier or any party to any Contract (each a “Contract Party”) that such customer, supplier or Contract Party intends to discontinue doing business with the Seller or any Subsidiary, and, since such date, no customer, supplier or Contract Party has indicated any intention (a) to terminate its existing business relationship with the Seller or any Subsidiary, (b) not to continue its business relationship with the Seller or any Subsidiary or (c) materially decrease the rate of business done with the Seller or its Subsidiaries, whether as a result of the Transactions or otherwise.   The Seller and its Subsidiaries have not entered into or participated in any related party transaction during the past three years.

Section 5.24 Certain Payments.  Neither the Seller, its Subsidiaries nor any stockholder, officer, director or employee of the Seller or any Subsidiary has paid or received or caused to be paid or received, directly or indirectly, in connection with the business of the Seller or its Subsidiaries (a) any bribe, kickback or other similar payment to or from any domestic or foreign government or agency thereof or any other person or (b) any contribution to any domestic or foreign political party or candidate (other than from personal funds of such stockholder, officer, director or employee not reimbursed by the Seller or its Subsidiaries or as permitted by applicable Legal Requirements).

Section 5.25 Books and Records.  The Books and Records of the Seller and its Subsidiaries are correct and complete in all material respects and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same.  All actions reflected in said Books and Records were duly and validly taken in compliance with the Legal Requirements of the applicable jurisdiction and no meeting of the board of directors or stockholders of the Seller, its Subsidiaries or any committee thereof has been held for which minutes have not been prepared and are not contained in the minute books. To the extent that they exist, all Books and Records and all other records of every type and description that relate to the Business have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP and applicable Legal Requirements.  All such books and records are located in the offices of the Seller or its Subsidiaries.

Section 5.26 Condition and Sufficiency of Assets.  All buildings, improvements, equipment and Acquisition Assets owned or leased by the Seller or its Subsidiaries are structurally sound, in good operating condition and repair (subject to normal wear and tear) and adequate for the uses to which they are being put, and none of the buildings, improvements, equipment or Acquisition Assets owned or leased by the Seller or its Subsidiaries is in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with past practice.  The Acquisition Assets, taken as a whole, are sufficient to conduct the Business after the Closing Date in the same manner as presently conducted and as reflected in the Seller Financial Statements.

Section 5.27 Board Approval; State; Vote Required.

(a) The Seller’s board of directors, by resolutions duly adopted at a meeting duly called and held, has duly (i) approved this Agreement and the Transactions, (ii) determined that the Purchase Price is fair to the Seller, (iii) recommended that the stockholders of the Seller adopt this Agreement, and (iv) directed that this Agreement be submitted for consideration by the Seller’s stockholders at the Seller Stockholders’ Meeting (collectively, the “Seller Board Recommendation”).

(b) The only vote of the holders of any class or series of capital stock or other securities of the Seller necessary to approve this Agreement and the Transactions is the affirmative vote of the holders of a majority of the outstanding shares of Seller common stock in favor of the adoption of this Agreement (the “Stockholder Approval”).  The holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock have approved this Agreement and the Transactions.

Section 5.28 Opinion of Financial Advisor.  The board of directors of the Seller shall receive a written opinion from Lehrer Financial and Economic Advisory Services dated as of the date of this Agreement and addressed to the board of directors of the Seller to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, that, from a financial point of view, the Purchase Price to be offered to the Seller is fair to the Seller.  An executed copy of the opinion has been delivered to the Purchaser for informational purposes only.

Section 5.29 Information Supplied.

(a) Each document required to be filed by the Seller with the SEC in connection with the Transactions, including without limitation, the proxy or information statement of the Seller containing information required by Regulation 14A under the Exchange Act, and, if applicable, Rule 13e-3 and Schedule 13E-3 under the Exchange Act (together with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Transactions, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) None of the information included or incorporated by reference in the Proxy Statement will, at the date it is first mailed to the Seller’s stockholders or at the time of the Seller Stockholders’ Meeting or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 5.30 Disclosure.  There is no fact known to the Seller or its Subsidiaries (other than general economic conditions) that would have a Material Adverse Effect that has not been set forth in this Agreement or in the schedules attached hereto or to be delivered in connection with this Agreement.

ARTICLE VI

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ARTICLE VII

CERTAIN UNDERSTANDINGS AND AGREEMENTS OF THE PARTIES

Section 7.1 Confidentiality.  Each Party agrees to maintain in confidence and not disclose to any other Person the terms of the Transactions and the information obtained in confidence from the other Party in connection with the Transactions, other than (i) disclosures required to obtain the approvals for the Transactions; (ii) disclosures to those professionals and advisors who have a need to know; (iii) disclosures of information already available to the public or (iv) any other disclosures required by an applicable Legal Requirement.  In the event that a Party is at any time requested or required (by oral questions, interrogatories, request for information or documents, subpoena or other similar process) to disclose any information supplied to it in connection with the Transactions, such Party agrees to provide the other Party prompt notice of such request so that an appropriate protective order may be sought and/or such other party may waive the first Party’s compliance with the terms of this Section 7.1.

Section 7.2 Further Assurances.  The Parties shall execute and deliver to the other, at the Closing Date or thereafter, any other instrument which may be reasonably requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement, or to transfer any Acquisition Assets identified after the Closing, or to obtain any consents, licenses or permits necessary for Purchaser to operate the Business in the manner operated by the Seller prior to the Closing Date and to do all such further acts and things as may be reasonably necessary to effect completely the intent of this Agreement.

Section 7.3 Agreement to Cooperate.  Subject to the terms and conditions herein provided, the Parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using all reasonable efforts to obtain (i) all necessary, proper or advisable waivers, consents and approvals under applicable laws and regulations to consummate and make effective the Transactions, and (ii) all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of the Seller.

Section 7.4 Public Statements.  Except as required by law, no Party shall issue any press release or written public statement with respect to this Agreement or the Transactions without the prior written consent of the other Party, which will not be unreasonably withheld.

Section 7.5 Notification of Certain Matters.  Each Party agrees to give prompt notice to the other Party of, and to use reasonable best efforts to prevent or promptly remedy, any material failure (or any failure in the case of any covenant, condition or agreement containing any materiality qualification) on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

Section 7.6 Employees.

(a) The Purchaser may, but shall not be obligated to, offer employment to any of the employees of the Seller.  The Seller and its Subsidiaries will not solicit, or endeavor to solicit, after the Closing Date any employee or discourage any such person from accepting such employment with the Purchaser.  Neither the Seller nor its Subsidiaries have made any representations or promises, oral or written, to employees of the Seller or its Subsidiaries concerning employment by the Purchaser.

(b) The Purchaser shall not be responsible for any costs, obligations or liabilities which may result from the termination of employment by the Seller of any employee of the Business not hired by the Purchaser as of the first payroll date after the Closing; provided, however, the Purchaser shall be responsible for and shall assume any and all costs, obligations or liabilities directly related to the termination by Purchaser of any employee of the Business who is hired by the Purchaser on or after the Closing Date solely to the extent that such costs, obligations or liabilities relate directly to the period beginning with the hiring of such employee by the Purchaser and ending with such termination by the Purchaser.  The Purchaser makes no representation with respect to the comparability of the Purchaser’s employee benefits to those offered by the Seller.  The Purchaser specifically disclaims any obligation to remunerate employees of the Seller who, following the Closing Date, will be employed by the Purchaser, at levels comparable to the aggregate remuneration provided to such employees while employed by the Seller.  Prior to the Closing Date, the Seller shall have taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) to the extent it is subject to the WARN Act, and the Purchaser shall not have any disclosure or announcement obligations or any other responsibilities under the WARN Act as a result of the Transactions.

(c) The Seller shall take such actions as it deems appropriate to terminate, modify, alter or amend the existing Plans or Benefit Programs with respect to employees of the Business due to the Transactions.  The Purchaser does not and shall not assume any of such Plans or Benefit Programs, including, without limitation, any severance plans of the Seller.

(d) The Seller shall be solely responsible for and shall pay in full to all of the Seller’s employees all compensation, bonuses and other payments, and all sick pay, vacation pay, and any other benefits otherwise payable under the Benefit Programs, accrued to the Closing for which the Seller is obligated thereunder, and the Seller shall satisfy all such obligations to such employees.

(e) The Seller will retain responsibility for, and continue to pay, all hospital, medical, life insurance, disability, supplemental unemployment and all other welfare plan expenses and benefits for each Seller employee hired by the Purchaser (and covered dependents) with respect to claims incurred by such employee or their covered dependents prior to the Closing.  The Seller will retain responsibility for, and continue to pay, any life, health or other welfare benefits payable to each former employee of the Seller who terminated employment with the Seller (and their dependents) on or prior to the Closing in respect of claims incurred on their behalf prior to the Closing.  For purposes of this paragraph, a claim is deemed incurred when the event that first gave rise to the claim occurred, notwithstanding the fact that such benefits may be paid at a subsequent date.

(f) The Seller is responsible for any liabilities that may arise with respect to application of Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA (“COBRA”) with respect to any of its employees or covered dependents as a result of the Transactions, as well as for any prior COBRA violations which occurred prior to Closing.  The Purchaser is not a successor employer for COBRA purposes.

(g) The Purchaser is not, and shall not be deemed to be, a successor employer to the Seller with respect to any Plans or Benefit Programs; and no plan or other program adopted or maintained by the Purchaser after the Closing is or shall be deemed to be a “successor plan”, as such term is defined in ERISA or the Code, of any such Plan or Benefit Program.

Section 7.7 Taxes.

(a) Liability for Taxes.  The Seller shall be liable for, and shall indemnify and hold its Subsidiaries, the Purchaser and its Affiliates harmless from and against, (i) all Taxes (or the nonpayment thereof) that are imposed on or incurred by the Seller, (ii) all Taxes (or the nonpayment thereof) that are imposed on or incurred with respect to the Acquisition Assets or the Business for any taxable period ending on or before the Closing Date, (iii) a portion, determined as described below, of any Taxes that are imposed on or incurred with respect to the Acquisition Assets or the Business for any taxable period beginning prior to and ending after the Closing Date (“Straddle Period”) which is allocable to the period ending on or before the Closing Date, (iv) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Seller or any of its Subsidiaries is or was a member on or prior to the Closing Date, (v) any Taxes payable as a result of a breach by the Seller of any of the representations set forth in Section 5.11 hereof, and (vi) any attorneys’ fees or other costs incurred by the Purchaser or its Affiliates in connection with any payment from the Seller under this Section 7.8(a).  The determination of the portion of any Taxes imposed on or incurred with respect to the Acquisition Assets or the Business for a Straddle Period which is allocable to the period ending on or before the Closing Date shall be made, in the case of ad valorem, property or similar Taxes, if any, which are not measured by or based upon production, or franchise or capital Taxes which are not measured by or based upon net income, by allocating such Taxes on a per diem basis, and, in the case of all other Taxes, by assuming that the period ending on or before the Closing Date constitutes a separate taxable period and by taking into account the actual taxable events occurring during such period.

(b) Responsibility for Filing Tax Returns for Periods through Closing Date.  The Seller shall include the income of  its Subsidiaries (including any deferred items triggered into income by Treasury Regulation §1.1502-13 and any excess loss account taken into income under Treasury Regulation §1.1502-19) on the Seller’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income.  For all taxable periods ending on or before the Closing Date, the Seller shall cause its Subsidiaries to join in the Seller’s consolidated federal income Tax Return and, in jurisdictions requiring separate reporting from the Seller, to file separate company state and local income Tax Returns.  All such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by a change in applicable Legal Requirements.  The Purchaser shall have the right to review and comment on any such Tax Returns prepared by the Seller.  The Purchaser shall cause the Seller's Subsidiaries to furnish information to the Seller as reasonably requested by the Seller to allow the Seller to satisfy its obligations under this section in accordance with past custom and practice.  The Seller’s Subsidiaries and the Purchaser shall consult and cooperate with the Seller as to any elections to be made on returns of the Seller's Subsidiaries for periods ending on or before the Closing Date.  The Purchaser shall cause the Seller's  Subsidiaries to file income Tax Returns or shall include the Seller's Subsidiaries in its combined or consolidated income Tax Returns for all periods other than periods ending on or before the Closing Date.

(c) Audits.   The Seller shall allow the Purchaser and its counsel to participate at Purchaser's expense in any audit of the Seller’s consolidated federal income Tax Returns to the extent that such returns relate to the Seller's Subsidiaries.  The Seller shall not settle any such audit in a manner that would adversely affect the Seller's Subsidiaries after the Closing Date unless such settlement would be reasonable in the case of a Person that owned the Seller and its Subsidiaries both before and after the Closing Date.

(d) Carrybacks. The Seller shall immediately pay to the Purchaser any Tax refund (or reduction in Tax liability) resulting from a carryback of a post-acquisition Tax attribute of any of the Seller's Subsidiaries into the Seller consolidated Tax Return, when such refund (or reduction) is realized by the Seller’s group.  At the Purchaser’s request, the Seller will cooperate with the Purchaser and the Seller's Subsidiaries in obtaining such refund (or reduction), including through the filing of amended Tax Returns or refund claims.  The Purchaser agrees to indemnify the Seller for any Taxes resulting from the disallowance of such post-acquisition Tax attribute on audit or otherwise.

(e) Retention of Carryovers.  The Seller shall not elect to retain any net operating loss carryovers or capital loss carryovers of the Seller's Subsidiaries.

(f) Post-Closing Elections.   At the Seller’s request, the Purchaser will cause any of the Seller's Subsidiaries to make or join with the Seller in making any other election if the making of such election does not have an adverse impact on the Purchaser (or any of the Seller's Subsidiaries) for any post-acquisition Tax period.

(g) §338(h)(10) Election.    At the Purchaser's option, the Seller and the Purchaser shall join in making an election under Code §338(h)(10) (and any corresponding elections under state, local, or non-U.S. tax law) (collectively a ‘‘§338(h)(10) Election’’) with respect to the purchase and sale of the stock of the Seller’s Subsidiaries hereunder.  The Seller will pay any Tax attributable to the making of the §338(h)(10) Election and will indemnify the Purchaser and the Seller's Subsidiaries against any adverse consequences arising out of any failure to pay such Tax.  The Purchaser will also pay any state, local, or foreign Tax (and indemnify the Purchaser and the Seller's Subsidiaries against any adverse consequences arising out of any failure to pay such Tax) attributable to an election under state, local, or foreign law similar to the election available under Code §338(g) (or that results from the making of an election under Code §338(g)) with respect to the purchase and sale of the stock of the Seller's Subsidiaries hereunder.

(h) Allocation of Purchase Price. The Parties agree that the Purchase Price and the Liabilities of the Seller's Subsidiaries (plus other relevant items) will be allocated to the assets of the Seller and the Seller's Subsidiaries for all purposes (including Tax and financial accounting purposes) as shown on the allocation schedule attached as Schedule 2.4 hereto, and the Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with such allocation.

(i) Other Taxes.  The Seller shall be liable for and pay, and shall indemnify and hold the Purchaser harmless from all transfer, sales, use, gross receipts, stamp, value added, excise, or similar Taxes imposed on or relating to the sale or transfer of the Acquisition Assets or the Business.

Section 7.8 Consents.  The Seller shall use its best efforts to procure all consents, novations, approvals or waivers in a form reasonably satisfactory to the Purchaser which must be obtained by the Seller pursuant to this Agreement or which are necessary to assign the Assigned Leases, Assigned Contracts and Assigned Permits and transfer any other Acquisition Assets to the Purchaser.  To the extent such consents cannot be obtained, the Seller will use its best efforts to take such actions as may be possible without violation or breach of any such nonassignable Assigned Leases, Assigned Contracts or Assigned Permits to effectively provide the Purchaser with the economic benefits of such nonassignable Assigned Leases, Assigned Contracts and Assigned Permits.  At the Closing, the Purchaser may, but shall not be obligated to, elect to close the Transactions, notwithstanding the fact that the Seller may have failed to obtain consents to the transfer.

Section 7.9 Change of Name.  Within fifteen (15) days after the Closing Date, the Seller will cause its name to be changed to a name not containing “Hammonds” or any name or mark confusingly similar to “Hammonds”.

ARTICLE VIII

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ARTICLE IX

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ARTICLE X

INDEMNIFICATION

Section 10.1 The Seller’s Indemnity Obligations.  The Seller shall indemnify, hold harmless and defend the Purchaser, and the Purchaser’s officers, partners, employees, agents, representatives and Affiliates (each a “Purchaser Indemnified Party”) from and against, and shall reimburse the Purchase Indemnified Parties for, any and all claims (including without limitation, Environmental Claims), actions, causes of action, arbitrations, proceedings, losses, damages, remediations, liabilities, strict liabilities, judgments, fines, penalties and expenses (including, without limitation, reasonable attorneys’ fees) (collectively, the “Indemnified Amounts”) paid, imposed on or incurred by a Purchaser Indemnified Party or for which a Purchaser Indemnified Party bears responsibility directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:

(a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of the Seller in this Agreement, including without limitation with respect to environmental matters, or in any certificate, instrument or agreement delivered in connection with this Agreement;

(b) any violation or breach by the Seller or any Subsidiary of, or default by the Seller or any Subsidiary under, the terms of this Agreement or of any certificate, instrument or agreement delivered in connection with this Agreement;

(c) any act or omission by the Seller, its Subsidiaries, or any officer, director, partner, employee, agent or representative of the Seller or its Subsidiaries occurring or commencing on or prior to the Closing Date (including any claim by a third party, employee or customer, arising out of or relating to any act or omission by the Seller, its Subsidiaries or any officer, director, partner, employee, agent or representative of the Seller or its Subsidiaries occurring on or prior to the Closing Date);

(d) any Environmental Claim and/or any violation of any Requirements of Environmental Law if such Environmental Claim or violation relates, directly or indirectly, to events, conditions, operations, facts or circumstances which occurred or commenced on or prior to the Closing Date;

(e) any Taxes incurred by the Parties as a result of the consummation of the Transactions; or

(f) the Excluded Liabilities.

For purposes of this Section 10.1, Indemnified Amounts shall include without limitation those Indemnified Amounts ARISING OUT OF THE STRICT LIABILITY (INCLUDING BUT NOT LIMITED TO STRICT LIABILITY ARISING PURSUANT TO ENVIRONMENTAL LAWS) OR NEGLIGENCE OF ANY PARTY, INCLUDING ANY PURCHASER INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE.

Section 10.2 Purchaser’s Indemnity Obligations.  Purchaser shall indemnify, hold harmless and defend the Seller and the Seller’s agents, representatives and Affiliates (each a “Seller Indemnified Party”) from and against, and shall reimburse the Seller Indemnified Parties for, any and all Indemnified Amounts paid, imposed on or incurred by a Seller Indemnified Party, or for which a Seller Indemnified Party bears responsibility directly or indirectly, resulting from, caused by, arising out of, or in any way relating to and with respect to any of, or any allegation by any third party of, the following:

(a) any breach or misrepresentation in any of the representations and warranties made by or on behalf of Purchaser in this Agreement or in any certificate or instrument delivered in connection with this Agreement;

(b) any violation or breach by Purchaser of or default by Purchaser under the terms of this Agreement or of any certificate or instrument delivered in connection with this Agreement; or

(c) the Assumed Liabilities.

Section 10.3 Indemnification Procedures.  All claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) (i)  Any Party claiming indemnification under this Agreement (an “Indemnified Party”) shall promptly give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (the “Indemnifying Party”) of any third party claim(s) asserted against the Indemnified Party (a “Third Party Claim”), which Claim Notice shall include a copy of all papers served with respect to such Third Party Claim, a description in reasonable detail of the nature of the Third Party Claim, an estimate of the amount of damages attributable to the Third Party Claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Failure to deliver a Claim Notice will not relieve the Indemnifying Party of any Liability that it may have to the Indemnified Party, except to the extent the defense of such action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such Claim Notice.

(ii)  The Indemnifying Party will have the right to defend against a Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party if (A) within 15 days following receipt of the Claim Notice the Indemnifying Party notifies the Indemnified Party in writing that the Indemnifying Party will indemnify the Indemnified Party from and against the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and pay, in cash, all damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Third Party Claim, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party continuously conducts the defense of the Third Party Claim actively and diligently.

(iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10.3(a)(ii), (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any Order with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), and (C) the Indemnifying Party will not consent to the entry of any Order with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its consent (1) with respect to any finding of or admission (x) of any violation of any law, order or permit, (y) of any violation of the rights of any Person, or (z) which Indemnified Party believes could have a material adverse effect on any other actions to which the Indemnified Party or its Affiliates are party or to which the Indemnified Party has a good faith belief they may become party, or (2) if any portion of such order would not remain sealed).

(iv)           If any condition in Section 10.3(a)(ii) is or becomes unsatisfied, (A) the Indemnified Party may defend against, and consent to the entry of any order with respect to, a Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (B) the Indemnifying Party will be obligated to reimburse the Indemnified Party promptly and periodically for the costs, expenses and damages relating to defending against the Third Party Claim, and (C) the Indemnifying Party will remain liable for any damages the Indemnified Party may suffer relating to the Indemnification Claim to the fullest extent provided in this Section 10.3(a).

(b) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third-Party Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (an “Indemnity Notice”) describing in reasonable detail the nature of the claim, an estimate of the amount of damages attributable to such claim to the extent feasible (which estimate shall not be conclusive of the final amount of such claim) and the basis of the Indemnified Party’s request for indemnification under this Agreement.

(c) Notwithstanding anything to the contrary within this Section or Agreement, both the Indemnifying Party and the Indemnified Party agree to reasonably cooperate in resolving any dispute or claim which triggers this Article X.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1 Survival.  The representations and warranties set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing for a period of two (2) years following the Closing Date; provided, however, that there shall be no such termination with respect to any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the Party making such representation or warranty prior to the expiration of the survival period; provided, further, that the representations and warranties (i) set forth in Sections 5.1, 5.2, 5.3, 5.10, 5.12, 5.13, and 5.21 hereof shall survive the Closing indefinitely, (ii) Sections 5.14, and 5.15 shall survive the Closing for the greater of two (2) years or the statutory survival period of the underlying claim.  The covenants and agreements, including but not limited to indemnification obligations, set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall be continuing and shall survive the Closing; provided, however, that the indemnification obligations of the Seller set forth in Section 10.1(a) shall survive the Closing until termination of the applicable representations and warranties.  The indemnification obligations of the Seller set forth in Sections 10.1(b), (c), (d), (e) and (f) shall survive the Closing without limitation.

Section 11.2 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via facsimile to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a) If to Purchaser, to:

Hammonds Technologies, LLC
6951 W. Little York
Houston, Texas 77040
Attention: Allan Hohman
Telecopy: (713) 466-3470

with a copy to:

Locke Lord Bissell & Liddell LLP
600 Travis Street, Suite 3400
Houston, Texas  77002
Attention: Joe Perillo
Telephone: (713) 226-1284
Telecopy: (713) 229-2610

(b) If to Seller, to:

Hammonds Industries, Inc.
910 Rankin Road
Houston, Texas 77073

with a copy to:
__________________________________
__________________________________
__________________________________

Section 11.3 Interpretation.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the interpretation of this Agreement.  In this Agreement, unless a contrary intention is specifically set forth, (i) the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) the words “including”, “including without limitation”, and “including but not limited to” and other words of similar import do not imply any limitation on (but may expand) the antecedent reference and (iii) reference to any Article or Section means such Article or Section hereof.  No provision of this Agreement shall be interpreted or construed against any Party solely because such Party or its legal representative drafted such provision.  The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

Section 11.4 Miscellaneous.  This Agreement (including the documents and instruments referred to herein and the Schedules and Exhibits attached hereto) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise except that Purchaser may assign this Agreement to one or more of its Affiliates, but no such assignment shall relieve the Purchaser of its obligations hereunder.  The rights and remedies provided in this Agreement shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 11.5 Governing Law; Venue.  THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED WHOLLY WITHIN SUCH STATE.  Each of the Parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement shall be commenced and maintained in any court of competent jurisdiction located in Harris County, Texas, and that any Texas state court or federal court sitting in Harris County, Texas shall have exclusive jurisdiction over any such action or proceeding brought by any of the parties hereto.  Each of the Parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in Section 11.2 hereof, and consents to the exercise of jurisdiction over it and its properties with respect to any action or proceeding arising out of or in connection with this Agreement or the Transactions or the enforcement of any rights under this Agreement.

Section 11.6 Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of all of the Parties.

Section 11.7 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

Section 11.8 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.9 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement effective as of the date first written above.

PURCHASER:

HAMMONDS TECHNOLOGIES, LLC

By:  Fabcorp, Inc., Sole Member

By:
Name:
Title:

SELLER:

HAMMONDS INDUSTRIES, INC.

By:
Name:
Title:

EXHIBIT A

Glossary

For purposes of this Agreement, the following terms shall have the meaning specified or referred to below when capitalized (or if not capitalized, unless the context clearly requires otherwise) when used in this Agreement.

“Affiliate(s)” with respect to any Person, means any Person directly or indirectly controlling, controlled by or under common control with such Person, and any natural Person who is an officer, director or partner of such Person and any members of their immediate families living within the same household. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Benefit Program” means any plan, policy, contract, program, commitment or arrangement providing for bonuses, deferred compensation, retirement payments, profit sharing, incentive pay, commissions, hospitalization or medical expenses or insurance or any other benefits for any officer, consultant, director, annuitant, employee or independent contractor of the Seller or any Subsidiary as such or members of their families (other than directors’ and officers’ liability policies), whether or not insured.

“Books and Records” means all books, records, papers, documents, instruments, books of account, files and data, catalogs, brochures, sales literature, promotional material, personnel files, reports, strategic planning documents, financial forecasts, certificates and other documents of whatever nature and wherever located that are in the possession or control of the Seller or its Subsidiaries, that relate to the Business or the Acquisition Assets or which are required or necessary in order for the Purchaser to conduct the Business from and after the Closing Date in the manner in which it is presently being conducted, including, without limitation, accounting and financial records relating to the Assigned Contracts, maintenance records, environmental records, analytical data and reports, correspondence with Governmental Authorities relating to the Business, customer and supplier lists and other customer and supplier data relating to the purchase of supplies or sales of goods or services, notices of claims or demands by third parties, copies of Material Agreements and confidential information relating to the Business;

“Business” means the manufacture, engineering, fabrication and distribution of engineered products and chemicals in the fuel distribution, water treatment and utility vehicle industries and any other business engaged in by the Seller and the Acquired Entities.

“Business Facility” or “Business Facilities” includes any property (whether real or personal) which the Seller or its Subsidiaries currently leases, operates, or owns or manages in any manner or which the Seller, its Subsidiaries or any of their organizational predecessors formerly leased, operated, owned or managed in any manner.

“Code” means the Internal Revenue Code of 1986, as amended, or any amending or superseding tax laws of the United States of America.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equity, trust, equitable interest, claim, easement, right-of-way, servitude, right of possession, lease tenancy, license, encroachment, burden, intrusion, covenant, infringement, interference, proxy, option, right of first refusal, community property interest, defect, exception, condition, restriction, reservation, limitation, impairment, imperfection of title, restriction on or condition to the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any security or other asset, and restriction on the possession, use, exercise or transfer of any other attribute of ownership, whether based on or arising from common law, constitutional provision, statute or contract.

“Environmental Claim(s)” means any claim; litigation; demand; action; cause of action; suit; loss; cost, including, but not limited to, attorneys’ fees, diminution in value, and expert’s fees; damage; punitive damage; fine, penalty, expense, Liability, criminal liability, strict liability, judgment, governmental or private investigation and testing; notification of status of being potentially responsible for clean-up of any facility or for being in violation or in potential violation of any Environmental Law; proceeding; consent or administrative orders, agreements or decrees; lien; personal injury or death of any person; or property damage, whether threatened, sought, brought or imposed, that is related to or that seeks to recover losses, damages, costs, expenses and/or liabilities related to, or seeks to impose liability for: (i) improper use or treatment of wetlands, pinelands or other protected land or wildlife; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, decontamination, remediation or clean-up of the air, surface water, groundwater, soil or protected lands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal or transportation; (vii) exposure of persons or property to Materials or Environmental Concern and the effects thereof; (viii) the release or threatened release (into the indoor or outdoor environment), generation, extraction, mining, beneficiating, manufacture, processing, distribution in commerce, use, transfer, transportation, treatment, storage or disposal of Remediation of Materials of Environmental Concern; (ix) injury to, death of or threat to the health or safety of any person or persons caused directly or indirectly by Materials of Environmental Concern; (x) destruction caused directly or indirectly by Materials of Environmental Concern or the release or threatened release of any Materials of Environmental Concern of any property (whether real or personal); (xi) the implementation of spill prevention and/or disaster plans relating to Material of Environmental Concern; (xii) community right-to-know and other disclosure laws; or (xiii) maintaining, disclosing or reporting information to Governmental Authorities of any other third person under any Environmental Law.  The term, “Environmental Claim,” also includes, without limitation, any losses, damages, costs, expenses and/or liabilities incurred in testing, if such testing confirms the presence of Materials of Environmental Concern.

“Environmental Law(s)” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, guidance document, order, consent agreement, order or consent judgment, decree, injunction, requirement or agreement with any governmental entity or any judicial or administrative decision relating to (x) the protection, preservation or restoration of the environment (including, without limitation, air, water, vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or to human health or safety, (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, application, production, release or disposal of Materials of Environmental Concern, in each case as amended from time to time, or (z) health, worker protection or community’s right to know.  The term “Environmental Law” includes, without limitation, (i) the Federal Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act of 1976 (including the hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal Act and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Safe Drinking Water Act and the Federal Occupational Safety and Health Act of 1970, each as amended from time to time, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of, effects of or exposure to any Materials of Environmental Concern.

“Environmental Permit(s)” means all permits, licenses, certificates, registrations, identification numbers, applications, consents, approvals, variances, notices of intent, and exemptions necessary for the ownership, use and/or operation of any current Business Facility or to conduct the Seller’s or its Subsidiaries’ businesses as currently conducted in compliance with Requirements of Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“GAAP” means generally accepted accounting principles applied on a consistent basis.

“Governmental Authority” or “Governmental Authorities” means any nation or government, any state or political subdivision thereof and any agency or entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Governmental Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Indebtedness” means the aggregate indebtedness and Liabilities of the Seller.

“Intellectual Property” includes all fictitious business names, trade names, brand names, registered and unregistered trademarks, service marks and applications, all patents and patent applications, all copyrights in both published and unpublished works, software, licenses, all processes, shop rights, formulas, trade secrets, proprietary information, material and manufacturing specifications, drawings, designs and any similar items and related rights owned by or licensed to the applicable party.

“Knowledge” means: (i) in the case of an individual, the actual knowledge of such individual after reasonable inquiry, and (ii) in the case of a Person other than an individual, Knowledge of a particular fact or other matter by such Person’s directors, officers and  management.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, Order, treaty, proclamation, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority.

“Liability” or “Liabilities” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP.

“Material Adverse Effect” means any event, occurrence, fact, condition, change, development or effect that, individually or in the aggregate, could reasonably be anticipated to be materially adverse to the business, assets (including intangible assets), liabilities, financial condition, results of operations, properties (including intangible properties) or business prospects of the Seller, its Subsidiaries or the Purchaser and its Subsidiaries (if any), as applicable, taken as a whole.

“Materials of Environmental Concern” means:  (i) those substances included within the statutory and/or regulatory definitions or listings of “hazardous substance,” “medical waste,” “special waste,” “hazardous waste,” “sludges,” “sewage sludge,” “extremely hazardous substance,” “regulated substance,” “solid waste,” “hazardous materials,” or “toxic substances,” under any Environmental Law; (ii) any material, waste or substance which is or contains:  (A) petroleum, oil or a fraction thereof, (B) explosives, or (C) radioactive materials (including naturally occurring radioactive materials); and (iii) such other substances, materials, or wastes that are or become classified or regulated as hazardous or toxic under any applicable federal, state or local law or regulation.  To the extent that the laws or regulations of any applicable state or local jurisdiction establish a meaning for any term defined herein through reference to federal Environmental Laws which is broader than the meaning under such federal Environmental Laws, such broader meaning shall apply.

“Organizational Documents” means (a) articles or certificate of incorporation and bylaws of a corporation; (b) the limited partnership agreement and a certificate of limited partnership of a limited partnership; (c) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any Person; and (d) any amendment to any of the foregoing.

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

“Plan” means an “employee benefit plan” (as defined in Section 3(3) of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Seller, its Subsidiaries, or by any trade or business, whether or not incorporated, which, together with the Seller, is under common control, as described in Section 414(b) or (c) of the Code.

“Remediation” means any action necessary to:  (i) comply with and ensure compliance with the Requirements of Environmental Laws and (ii) the taking of all reasonably necessary precautions to protect against and/or respond to, remove or remediate or monitor the release or threatened release of Materials of Environmental Concern at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any Business Facility of the Seller, its Subsidiaries or of any property affected by the business, operations, acts omissions, or Materials of Environmental Concern of the Seller or its Subsidiaries.

“Requirement(s) of Environmental Law(s)” means all requirements, conditions, restrictions or stipulations of Environmental Laws imposed upon or related to the Seller, its Subsidiaries or the assets, Business Facilities and/or the business of the Seller or its Subsidiaries.

"SEC" means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” shall mean, when used with reference to an entity, any other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, or a majority of the outstanding voting securities of which, are owned directly or indirectly by such entity.

“Taxes” shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, severance, environmental, license, net worth, payroll, employment, franchise, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis and whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax Liability of any other Person; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Return(s)” shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including, without limitation, information returns and documents (i) with respect to or accompanying payments of estimated Taxes or (ii) with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any schedule or attachment thereto and any amendment thereof.

“Transactions” means any of the transactions contemplated by this Agreement, including without limitation: (i) the sale of the Acquisition Assets by the Seller and the Purchaser’s delivery of the Purchase Price therefor; (ii) the execution, delivery and performance of all the documents, instruments and agreements to be executed, delivered, and performed in connection herewith; and (iii) the performance by the Parties of their respective covenants and obligations (pre- and post-closing) under this Agreement.